Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 2-79977, 2-79978, 33-49676, 333-19467, 333-19501, 333-104597, 333-106967, 333-107841, 333-112343 and 333-132272 on Form S-8 of Walgreen Co. and Subsidiaries our reports dated October 31, 2006, relating to the financial statements and financial statement schedule of the Walgreen Co. and Subsidiaries, and Management's Report on Internal Control appearing in and incorporated by reference in the Annual Report on Form 10-K of Walgreen Co. and Subsidiaries for the year ended August 31, 2006.

/s/ Deloitte & Touche LLP
Chicago, IL
November 3, 2006